UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G
                    Under the Securities Exchange Act of 1934

                           (Amendment No. _________)*



                         INTERNET INITIATIVE JAPAN INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)




                                  COMMON STOCK
--------------------------------------------------------------------------------
                         (Title of Class of Securities)




                                   J24210-10-6
--------------------------------------------------------------------------------
                                 (CUSIP Number)




                               September 17, 2003
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

              [ ] Rule 13d-1(b)

              [ ] Rule 13d-1(c)

              [X] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                                Page 1 of 4 pages

CUSIP Number  J24210-10-6
-------------------------

--------------------------------------------------------------------------------
1.   NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
     Koichi Suzuki
--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

     (a) [ ]

     (b) [X]
--------------------------------------------------------------------------------
3.   SEC USE ONLY
--------------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION
     Japan
--------------------------------------------------------------------------------
     NUMBER OF                  5.   SOLE VOTING POWER
      SHARES                         1,344 Shares
   BENEFICIALLY                -------------------------------------------------
     OWNED BY                   6.   SHARED VOTING POWER
       EACH                          976 Shares
  REPORTING PERSON             -------------------------------------------------
       WITH:                    7.   SOLE DISPOSITIVE POWER
                                     1,344 Shares
                               -------------------------------------------------
                                8.   SHARED DISPOSITIVE POWER
                                     976 Shares
--------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
     PERSON
     2,320 Shares
--------------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
     SHARES (SEE INSTRUCTIONS)
     [    ]
--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
     6.05%
--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
     IN
--------------------------------------------------------------------------------






                                Page 2 of 4 pages

CUSIP Number  J24210-10-6
-------------------------

Item 1.
    (a)        Name of Issuer  Internet Initiative Japan Inc.
    (b)        Address of Issuer's Principal Executive Offices
                        Jinbocho Mitsui Bldg.,
                        1-105 Kanda Jinbo-cho
                        Chiyoda-ku, Tokyo 101-0051
                        Japan
Item 2.
    (a)        Name of Person Filing  Koichi Suzuki
    (b)        Address of Principal Business Office or, if none, Residence
                        Jinbocho Mitsui Bldg.,
                        1-105 Kanda Jinbo-cho
                        Chiyoda-ku, Tokyo 101-0051
                        Japan
    (c)        Citizenship  Japan
    (d)        Title of Class of Securities  Common Stock
    (e)        CUSIP Number  J24210-10-6

Item 3. If this statement is filed pursuant to #240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

Not applicable.

Item 4.        Ownership.

Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

     (a) Amount beneficially owned: 2,320 Shares (including 620 Shares of Applied Research Institute, Inc. and 356 Shares of I.T.G. Co. over which Mr. Suzuki is deemed to have beneficial ownership).

     (b)  Percent of class: 6.05%.

     (c)  Number of shares as to which the person has:

               (i)  Sole power to vote or to direct the vote 1,344 Shares.

               (ii) Shared power to vote or to direct the vote 976 Shares.

               (iii)Sole power to dispose or to direct the  disposition of 1,344
                    Shares.

               (iv) Shared power to dispose or to direct the  disposition of 976
                    Shares.

     Instruction. For computations regarding securities which represent a right to acquire an underlying security see #240.13d-3(d)(1).

Item 5.   Ownership of Five Percent or Less of a Class.

Not applicable.



                                Page 3 of 4 pages

CUSIP Number  J24210-10-6
-------------------------

Item 6.   Ownership of More than Five Percent on Behalf of Another Person.

Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

Not applicable.

Item 8.   Identification and Classification of Members of the Group.

Not applicable.

Item 9.   Notice of Dissolution of Group.

Not applicable.

Item 10.  Certification.

Not applicable.

                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



                                               September 30, 2003
                                     -----------------------------------------
                                                     Date


                                                /s/ Koichi Suzuki
                                     -----------------------------------------
                                                    Signature


                                                   Koichi Suzuki
                                     -----------------------------------------
                                                    Name/Title


The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative other than an executive officer or general partner of the filing person, evidence of the representative's authority to sign on behalf of such person shall be filed with the statement; provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

NOTE: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See #240.13d-7 for other parties for whom copies are to be sent.

     Attention:  Intentional  misstatements  or  omissions  of  fact  constitute
                 Federal criminal violations. (See 18 U.S.C. 1001)




                                Page 4 of 4 pages